                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 HANDY & HARMAN
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 HANDY & HARMAN
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

(logo)          HANDY & HARMAN
250 Park Avenue, New York, NY 10177 - Telephone: (212) 661-2400



R. N. DANIEL
CHAIRMAN



DEAR SHARE OWNER:

     This year the Annual Meeting of Shareholders will be held on Tuesday, May 10, at the offices of Chemical Banking Corporation, 270 Park Avenue (Room
7 -- 11th Floor), in New York City, beginning at 11:00 A.M. We sincerely hope that you will be able to attend and participate in the business of the meeting. My associates, members of the Board and other executives of the Company will be on hand to welcome you and to talk individually with you before and after the meeting.

     Whether or not you plan to attend the meeting, you can be sure your shares are voted as you wish by promptly dating, signing and returning your Proxy card in the enclosed envelope.



                                          Cordially,

                                          /s/ R. N. DANIEL

                                          R. N. DANIEL

March 30, 1994

                                 HANDY & HARMAN

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

                                  MAY 10, 1994

     NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Shareholders of HANDY & HARMAN (the "Company") will be held at the offices of Chemical Banking Corporation, 270 Park Avenue (Room 7 -- 11th Floor), in New York, New York, on Tuesday, May 10, 1994, at 11:00 A.M., for the purpose of (1) electing eight directors to serve for the ensuing year and until their successors have been duly elected and qualified, (2) ratifying the appointment of KPMG Peat Marwick, as independent auditors of the Company for 1994 and (3) transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 25, 1994 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or adjournments thereof, and only shareholders of record as of such time are entitled to vote at the meeting.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please date, sign and return your Proxy in the enclosed self-addressed stamped envelope.

                                          By order of the Board of Directors,

                                          PAUL E. DIXON
                                          Secretary

Dated:  March 30, 1994

                                 HANDY & HARMAN
                   250 PARK AVENUE, NEW YORK, NEW YORK 10177
                            TELEPHONE (212) 661-2400

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by and on behalf of the Board of Directors (the "Board") of Handy & Harman (the "Company") of proxies for use at the 1994 Annual Meeting of Shareholders (referred to, for convenience, as the "Meeting") of the Company, to be held at the offices of Chemical Banking Corporation, 270 Park Avenue (Room 7 -- 11th Floor), in New York, New York, on Tuesday, May 10, 1994. The date of mailing of this Proxy Statement and the accompanying Proxy card is on or about March 30, 1994.

     At the Meeting all shares represented by a properly executed and not revoked Proxy in the accompanying form will be voted, and, where instructions are specified, will be voted in accordance with the specification. Where instructions are not specified, the shares represented by such Proxy will be voted (a) FOR the election of all of the eight nominees for director named in this Proxy Statement and (b) FOR ratification of the appointment of independent auditors. In addition, the Proxy will be voted in the discretion of the proxyholders with respect to such other business as may come properly before the Meeting.

     Any Proxy may be revoked by a shareholder, by a written communication to the Secretary of the Company prior to or at the Meeting, to the extent the Proxy has not been voted. Sending in a signed Proxy will not affect a shareholder's right to attend the Meeting and vote in person.

                  VOTING RIGHTS AND PRINCIPAL HOLDERS THEREOF

     In all matters each shareholder will be entitled to one vote for each share of Common Stock held of record at the close of business on March 25, 1994 (the "Record Date"). At the Record Date there were 14,023,780 shares of Common Stock outstanding. Common Stock is the only class of stock of the Company outstanding and the only security of the Company entitled to vote at the Meeting.

     As of the Record Date no person was known by the Board to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, except the Company understands that Mario J. Gabelli, Gabelli Funds, Inc., Gamco Investors, Inc., Gabelli & Company, Inc., Gabelli Performance Partnership and Gabelli International Limited (each of One Corporate Center, Rye, New York 10580-1434) may be deemed to be a group beneficially owning 2,022,800 shares or approximately 14.78% of the Company's outstanding Common Stock. The foregoing "group" may be considered to have sole voting and investment power with respect to the shares beneficially owned by the group, except insofar as the voting and investment power may be shared within the group.

     As of February 15, 1994, the Officers and Directors of the Company owned beneficially an aggregate of 373,060 shares or approximately 2.6% of the Company's Common Stock, including 92,368 shares, or approximately 0.7% of the Company's Common Stock which they may be deemed under the rules of the Securities and Exchange Commission to "beneficially own," but as to which they have disclaimed beneficial ownership.

     As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this Proxy Statement, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. Accordingly, the shares used in computing the percentages of Common Stock as a class include both the shares actually outstanding on the Record Date plus 169,011 additional shares which may be acquired by Officers and Directors of the Company within 60 days, upon the exercise of stock options.

                             ELECTION OF DIRECTORS

     The Board has set the size of the Board at eight persons as authorized by the By-Laws. At the Meeting, eight Directors (constituting the entire Board) are to be elected to hold office for the ensuing year and until their respective successors have been duly elected and qualified. Directors are elected by a plurality of the votes cast at the Meeting. In tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. All the nominees listed below were elected Directors at the 1993 Annual Meeting of Shareholders. The following table includes information concerning the nominees which has been furnished by the nominees:

                                                                                      BENEFICIAL
                                              PRINCIPAL OCCUPATION         DIRECTOR     STOCK
        NAME OF DIRECTOR          AGE        AND OTHER DIRECTORSHIPS        SINCE    OWNERSHIP(4)
      --------------------       -----   --------------------------------  --------  ------------
Clarence A. Abramson(2)..........  61  Former Vice President and Secretary   1991       2,881(6)
                                         of Merck & Co., Inc. Director,
                                         PolyPharm Inc. Trustee, Community
                                         Health Law Project. Advisor,
                                         Institute for Circadian
                                         Physiology. Health
                                         Industry Consultant.
Robert E. Cornelia(3)............  61  Management Consultant.                1991       2,881(6)
Richard N. Daniel(1).............  58  Chairman of the Board and Chief       1974     129,446(5)
                                         Executive Officer of the Company.
Gerald G. Garbacz(3).............  57  Chairman, Chief Executive Officer     1988       4,794(6)
                                       and Director of Baker & Taylor,
                                         Inc.
Frank E. Grzelecki(1)............  56  President and Chief Operating         1988      73,317(5)
                                       Officer of the Company. Director of
                                         Zale Corp. Director of Chartwell
                                         Re Corporation.
Gouverneur M. Nichols(1)(2)......  75  Business Consultant.                  1973      17,508(6)
Hercules P. Sotos(2).............  60  Vice Chairman and Director of         1993       2,685(6)
                                       Playtex Products, Inc. Director of
                                         Sun
                                         Pharmaceutical Co.
Lawrence M. Woods(1)(3)..........  62  Former Executive Vice President and   1983       5,294(6)
                                         Director of Mobil Oil
                                         Corporation. Trustee of the AAL
                                         Mutual Funds.

- ---------------

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) The information set forth concerning beneficial ownership is as of February 15, 1994. At that date, each nominee individually had beneficial ownership of less than 1% of the total number of outstanding shares of Common Stock. The shares set forth in the table do not include 91,368 shares owned by the wives of certain nominees, as to which the respective nominees have disclaimed beneficial ownership.
(5) Includes 60,000 shares which Mr. Daniel has the right to acquire upon the exercise of stock options granted under the Company's Long-Term Incentive Stock Option Plan, 60,000 shares Mr. Grzelecki has the right to acquire upon the exercise of stock options granted under that Plan and 10,000 shares Mr. Grzelecki has the right to acquire upon the exercise of stock options granted under the Company's 1982 Stock Option Plan. For a discussion of such options, see "Stock Options" below.
(6) Includes 3,794 shares which Mr. Nichols may acquire, 685 shares which each of Messrs. Cornelia and Sotos may acquire, 2,381 shares which Mr. Woods may acquire, and 1,433 shares which each of Messrs. Abramson and Garbacz may acquire upon exercise of stock options granted under the Outside Director Stock Option Plan discussed under the caption "Compensation of Directors" below.

     If any nominee should become unavailable for election for any reason, the Proxies will be voted for the election of an alternative nominee designated by the Board. The management of the Company has no reason to believe that any nominee will become unavailable. If no such alternative nominee is so designated, the membership of the Board will be reduced, pursuant to the By-Laws, to a number equal to the number of such nominees who are available for election.

CERTAIN ADDITIONAL INFORMATION CONCERNING NOMINEES

     Each nominee has been engaged in his current principal occupation for at least the last five years, except as indicated below.

     CLARENCE A. ABRAMSON -- Healthcare industry consultant since January 1994, prior thereto Vice President and Secretary of Merck & Co., Inc. (a pharmaceutical company) since March 1991, prior thereto Associate General Counsel and Secretary of Merck & Co., Inc. since May 1989 and prior thereto Associate General Counsel of Merck & Co., Inc. since prior to January 1989.

     ROBERT E. CORNELIA -- Management Consultant since 1990, prior thereto Chairman of the Board, Chief Executive Officer and President of AT&T Nassau Metals Corp. (a secondary metals refinery), a subsidiary of AT&T (a telecommunications company) since prior to January 1989.

     RICHARD N. DANIEL -- Chairman of the Board and Chief Executive Officer of the Company since May 1992 and prior thereto Chairman of the Board, President and Chief Executive Officer of the Company since prior to January 1989.

     GERALD G. GARBACZ -- Chairman, Chief Executive Officer and Director of Baker & Taylor, Inc. (a distributor of books, video and other media materials) since March 1992; prior thereto Executive Vice President of W. R. Grace & Co. (a multinational company) since prior to January 1989.

     FRANK E. GRZELECKI -- President and Chief Operating Officer of the Company since May 1992, prior thereto Vice Chairman of the Board of the Company since July 1989 and prior thereto Management Consultant since prior to January 1989.

     HERCULES P. SOTOS -- Vice Chairman and Director of Playtex Products, Inc. (a manufacturer of health and beauty aid products) since prior to January 1989.

COMMITTEES OF THE BOARD

     The Company's Board has a standing Executive Committee, a standing Compensation Committee and a standing Audit Committee. The Company's Board does not have a Nominating Committee.

     The Executive Committee is empowered by the By-Laws to act, during the intervals between meetings of the Board, and to exercise all powers of the Board in the management and direction of the business of the Company except such powers as, by law, by the Company's Certificate of Incorporation or by the Company's By-Laws, may not be delegated to the Committee. The Executive Committee did not meet during 1993.

     The Audit Committee is empowered by the Board, under the Company's By-Laws, to review the scope and procedures to be followed in the conduct of the audit by the Company's independent auditors, and also to review the findings and recommendations by the auditors resulting from the audit. The Committee also meets with the auditors to review the adequacy of the Company's internal controls and any significant changes in the accounting practices or audit reporting requirements followed. The Committee also functions to approve the professional services by the independent auditors, review the independence of the auditors and consider the amount and relationship of the non-audit fees to the audit fees of the auditors. The Audit Committee met three times during 1993.

     The Compensation Committee whose powers are discussed within the Executive Compensation section of this document met four times during 1993.

BOARD PARTICIPATION

     The Board met nine times during 1993. One meeting was held in each month except during July, August and November. During 1993, all of the nominees for Director who were then Directors attended at least 75% of the meetings of the Board and of the Committees on which they serve.

                             EXECUTIVE COMPENSATION

     The Company's Executive Compensation Program is administered by the Compensation Committee of the Board of Directors, which is comprised of three independent, non-employee Directors of the Company. The Compensation Committee is empowered by the Board to review the salaries paid to the Company's Officers each year and recommend to the Board any adjustments that it deems appropriate. It also reviews the nature and scope of the services rendered each year by the participants in the Management Incentive Plan of the Company and the corresponding benefits derived by the Company from such services. Then, based on the review of management recommendations, the Compensation Committee awards bonuses to the participants in accordance with the Plan. The Committee also reviews, and recommends to the Board the granting and awarding of restricted stock under the Company's Long-Term Incentive Plan and the granting of stock options and Stock Appreciation Rights (SAR's) under the Company's 1991 Long-Term Incentive Stock Option Plan.

     The following table provides information on the compensation provided by the Company to the Company's Chief Executive Officer and the four most highly paid Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                 COMPENSATION
                                                             ---------------------
                                      ANNUAL COMPENSATION    RESTRICTED
                                                               STOCK      OPTIONS     ALL OTHER
                                      --------------------     AWARDS      SHARES    COMPENSATION
      NAME & POSITION         YEAR     SALARY      BONUS       ($)(4)       (#)         (1)($)
- ----------------------------  -----   ---------   --------   ----------   --------------------------
R. N. Daniel                  1993     $369,621    $60,000          --      37,500      $ 16,462(2)
  Chairman and CEO            1992     $341,667    $75,000    $ 19,350          --      $ 11,845(2)
                              1991     $325,000    $40,000          --     100,000            --
F. E. Grzelecki               1993     $316,342    $55,000          --      32,500      $ 14,587(2)
  President and COO           1992     $275,000    $90,000    $ 19,350          --      $ 11,667(2)
                              1991     $225,000    $40,000          --     100,000            --
J. S. McElya                  1993     $158,423    $30,000          --      10,000      $ 16,274(2)
  Group Vice President        1992     $135,615    $58,000    $ 12,900          --      $ 15,136(2)(3)
                              1991     $110,000    $57,000          --      15,000            --
R. M. Thompson                1993     $165,923    $15,000          --       4,000      $  9,523(2)
  Group Vice President        1992     $158,000    $28,000    $ 11,825          --      $  7,499(2)
                              1991     $150,000    $17,000          --      24,000            --
P. E. Dixon                   1993     $144,577    $30,000          --      10,000      $  3,300(2)
  Vice President, General     1992     $ 17,178         --          --      10,000      $  2,250(2)
  Counsel and Secretary

- ---------------
(1) In accordance with the SEC's rules amounts for 1991 are excluded.

(2) Company matching contributions under the 401K Savings Plan for Messrs. Daniel, Grzelecki, McElya, Thompson and Dixon: (A) for 1993 were $3,537, $3,537, $3,024, $2,698 and None, respectively, and (B) for 1992 were $1,745,
    $1,917, $1,782, $1,720 and None, respectively.

    The Company maintains a supplemental benefit for its Officers whereby, in the event of the death of the Officer, prior to retirement, the Company will credit an amount equal to two times the Officer's salary to a deferred compensation account to be paid to his beneficiaries over a period of ten
    (10) years. This program is funded by the Company purchasing individual insurance policies on the life of each Officer. Upon retirement, the Officer may elect to take a lump sum amount equal to the cash surrender value of the policy or to continue the policy at his expense. The costs of this program for Messrs. Daniel, Grzelecki, McElya, Thompson and Dixon: (A) for 1993 were $12,925, $11,050, $3,250, $6,825 and $3,300, respectively, and (B) for 1992 were $10,100, $9,750, $3,354, $5,779 and $2,250, respectively.

(3) In 1992 the Company loaned Mr. McElya $40,000, secured by a series of 4 Promissory Notes for $10,000 each, to facilitate his move to Rye, New York as a Group Vice President for Precious Metals. In

    December, 1993 and 1992 $10,000 of this amount was forgiven and that amount has been included in the above tables.

(4) No restricted stock was awarded during 1993. The outstanding restricted shares and value from prior awards for Messrs. Daniel, Grzelecki, McElya, Thompson, and Dixon were 900 shares/$13,331, 900 shares/$13,331, 600 shares/$8,887, 550 shares/$8,146 and None, respectively.

                                    BASE SALARIES

     On May 1, 1993, Officer salaries were increased based on the recommendations of the Compensation Committee. THESE INCREASES REFLECTED INPUT SUBMITTED BY THE COMPANY'S CHIEF EXECUTIVE OFFICER, CONSIDERATION OF COMPETITIVE MARKET DATA SUPPLIED BY TWO INDEPENDENT COMPENSATION CONSULTING FIRMS, AND THE COMMITTEE'S ASSESSMENT OF THE INDIVIDUAL PERFORMANCE CONTRIBUTIONS OF EACH OFFICER OVER THE PAST YEAR. The base salary of each Officer is determined by the Compensation Committee annually. While the Committee uses the benchmarks as a reference point, a particular Officer's base salary may vary depending upon his salary history, experience, performance and salary guidelines imposed by the budget.

                        ANNUAL INCENTIVE AWARDS FOR 1993

     The Company maintains the Management Incentive Plan (MIP) which is an annual incentive program that rewards selected Officers and other key employees each year based on their contributions to the profits of the Company. Prior to the start of each Plan year, the Chief Executive Officer recommends those Officers designated as Plan participants for the upcoming year. Final selection of each participant rests with the Compensation Committee. For the 1993 fiscal year, all Officers were selected for participation in the Plan.

     The available incentive pool for Officers and selected corporate management participants is determined by a formula that represents 5% of consolidated pre-tax earnings in excess of 5% of the capital employed in the business. An individual participant's award may not exceed 75% of the participant's salary in the fiscal year for which the Incentive Award was earned. If the excess pre-tax earnings criterion is not met, at the sole discretion of the Committee, based upon the recommendation of the Chief Executive Officer, an amount may be provided for Awards to participants to recognize overall effort of achieving objectives which enhance the Company's long-term growth potential. However, any discretionary Award may not increase an employee's total Incentive Award under this provision to an amount in excess of 25% of the participant's base salary.

     For the 1993 fiscal year corporate pre-tax earnings were in excess of the minimum Return on Capital requirement and Incentive Awards to Officers ranged from 8.9% to 20.8% of base salary.

                                 STOCK OPTIONS

     The purpose of the 1991 Long-Term Incentive Stock Option Plan is to benefit the Company by providing for the acquisition of a greater financial interest in the Company by key employees upon whom the Company is dependent for success. The Plan permits the granting of non-qualified stock options, at the discretion of the Company's Board. Option grants are based on guidelines which were outlined in a report to the Board from an independent compensation consultant. The exercise price of each option cannot be less than 100% of the fair market value of a share of common stock at the time the option is granted. Options become exercisable cumulatively at the rate of 20% per year, commencing one year after the date of grant.

     The Company's employee stock option plan (the "1982 Stock Option Plan"), covering a total of 500,000 shares of the Company's Common Stock, was approved at the 1982 Annual Meeting of Shareholders. The 1982 Stock Option Plan permitted the granting of incentive stock options or non-qualified stock options, or both, in the discretion of the Company's Board, to executive Officers and other key employees of the Company. During 1993 there were no options granted or exercised to purchase shares of the Common Stock of the Company under the 1982 Stock Option Plan and options may no longer be granted under that Plan.

     During 1993, options were granted to the Executive Officers named below. Stock Appreciation Rights (SAR's) may be granted under the 1991 Long-Term Incentive Stock Option Plan, but no such rights are outstanding. Shown below, is information concerning stock option grants to any named Executive Officer who was granted a stock option during 1993:

                            STOCK OPTION GRANTS 1993



                                                                                       POTENTIAL
                                                                                      REALIZABLE
                               INDIVIDUAL GRANTS                                   VALUE AT ASSUMED
- -------------------------------------------------------------------------------     ANNUAL RATES OF
                                             % OF TOTAL                               STOCK PRICE
                                              OPTIONS     EXERCISE                 APPRECIATION FOR
                                 OPTION/    GRANTED TO    OR BASE                   OPTION TERM(1)
                                  SARS     EMPLOYEES IN    PRICE     EXPIRATION   -------------------
                                 GRANTED   FISCAL YEAR    ($/SH)       DATE         5%        10%
                                 -------   ------------  --------   ----------   --------   --------
R. N. Daniel...................  37,500        24.8%      $12.937     09/23/03    $305,100   $773,184
F. E. Grzelecki................  32,500        21.5%      $12.937     09/23/03    $264,420   $670,085
J. S. McElya...................  10,000         6.6%      $12.937     09/23/03    $ 81,360   $206,180
R. M. Thompson.................   4,000         2.6%      $12.937     09/23/03    $ 32,540   $ 82,473
P. E. Dixon....................  10,000         6.6%      $12.937     09/23/03    $ 81,360   $206,180

- ---------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionee is possible without an increase in stock price which will benefit all shareholders commensurately.

     The exercise price of the options granted is equal to the market value of the shares on the date of the grant. These options become exercisable at the cumulative rate of 20% per year on each of the first five anniversary dates.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FOR YEAR-END OPTION/SAR VALUES

     The following table provides information with respect to options exercised by any named Executive Officer during 1993. In addition, this table provides the number and information with respect to unexercised options to purchase shares as of December 31, 1993:


                                                                     NUMBER OF        VALUE OF
                                                                    UNEXERCISED      UNEXERCISED
                                                                   OPTIONS/SARS     IN-THE-MONEY
                                                                        AT          OPTIONS/SARS
                                                                    YEAR-END(#)    AT YEAR-END($)
                                         SHARES                    -------------   ---------------
                                       ACQUIRED ON      VALUE      EXERCISABLE/     EXERCISABLE/
                NAME                   EXERCISE(#)   REALIZED($)   UNEXERCISABLE    UNEXERCISABLE
- -------------------------------------  -----------   -----------   -------------   ---------------
R. N. Daniel.........................      None          None      40,000/97,500   $15,000/$81,112
F. E. Grzelecki......................      None          None      50,000/92,500   $15,000/$73,297
J. S. McElya.........................      None          None       6,000/19,000   $11,250/$32,505
R. M. Thompson.......................      None          None       9,600/18,400   $18,000/$33,252
P. E. Dixon..........................      None          None       2,000/18,000   $ 3,875/$34,875

- ---------------

(1) No stock appreciation rights are outstanding.

(2) The value of the unexercised in-the-money options, is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at December 31, 1993 ($14.50) and the exercise price for these shares. These values have not been realized.

                            LONG-TERM INCENTIVE PLAN

     The Company's Long-Term Incentive Plan is a performance-based restricted stock Plan where every other year key executives earn the right to receive shares of Company stock based on achievement of pre-established financial and individual performance goals. Plan participants are selected by the Compensation Committee and include the five highest paid Officers. No grants were made during 1993 under this Plan.

     The Plan contains five overlapping cycles with each cycle encompassing five fiscal years. Shares of restricted stock are awarded based on the results attained on the selected performance measures over the first three years of a cycle (Performance Period). The subsequent two-year time frame represents the period when restrictions lapse and the stock is earned (Earn-out Period). Shares are earned-out at the rate of 50% per year. Awards are made in the Spring of the year immediately following the third year of each Performance Period. During the Earn-out Period, the shares are held by the Company in escrow for the executive. The executive receives dividends on the restricted stock during the two-year Earn-out Period.

     The number of restricted shares granted for each cycle is determined by a formula that considers the executive's base salary, the market value of the Company's stock and the executive's duties and responsibilities. The grant guidelines were developed by an independent compensation consultant hired by the Company.

     Long-term objectives are established under the Plan which reflect both Quantitative and Qualitative measures. Results achieved on the Quantitative component determine 70% of the restricted share Award and results achieved on the Qualitative component determine 30% of the Award.

     The Quantitative measures include the following:

     - Average Annual Return on Shareholders' Equity

     - Average Annual Return on Capital

     Qualitative performance measures include specific goals developed under several broad categories. Each goal is also weighted according to its relative importance to the executive's position.

     At the end of each three year cycle, the Compensation Committee determines the number of shares to be awarded to each executive based upon the actual performance compared to the Objectives.

     Based on the first two cycles completed under this Long-Term Incentive Plan covering the four year period from 1987 through 1991, a total of 48,900 shares of stock have been awarded net of forfeitures. The number of key management participants in each cycle has been between 33 and 35.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OFFICER COMPENSATION POLICY

     In making determinations regarding compensation, the Committee takes into account the duties of the respective employee and their contribution to the success of the Company. In accordance with the Rules and Regulations established by the Securities and Exchange Commission, the Company is required to disclose certain compensation policies and practices applicable to the Chief Executive Officer and all other Officers regarding compensation actions taken in 1993. For this purpose, the members of the Committee, Messrs. Cornelia, Garbacz, and Woods have prepared this report.

     The Compensation Committee supports several important policies as a framework for administering the Executive Compensation program. THESE POLICIES ARE DESIGNED TO 1) ALIGN THE INTERESTS OF EXECUTIVES WITH THE LONG-TERM INTEREST OF SHAREHOLDERS, 2) PROVIDE COMPETITIVE LEVELS OF COMPENSATION THAT INTEGRATE PAY WITH THE COMPANY'S SHORT AND LONG-TERM PERFORMANCE OBJECTIVES, AND 3) ATTRACT, MOTIVATE AND RETAIN KEY EXECUTIVES AND STRIVE FOR FAIRNESS IN THE APPLICATION OF PAY POLICIES ALONG WITH COMMUNICATIONS PROGRAMS TO ASSURE THAT ALL KEY EXECUTIVES UNDERSTAND THE ADMINISTRATION PROCEDURES.

     The Committee is mindful of the new provision of the Internal Revenue Code which may have the effect of disallowing the Company's deduction for Executive Compensation over $1 million in any year for each of the Executive Officers named in the Summary Compensation table. The Committee will monitor this issue closely and determine what actions, if any, should be taken with respect to its Executive Compensation policies in order to preserve this deduction.

     Currently, executive compensation is comprised of base salary, annual incentive bonuses, long-term incentive opportunities in the form of performance-based restricted stock, stock options and SAR's and supplemental executive benefits. As an employee's responsibility level increases, total compensation emphasizes variable pay based on performance objectives over annual base salary.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The policies and programs described above, served as the basis for determining the compensation of the Company's Chief Executive Officer.

     On May 1, 1993, the Board increased Mr. Daniel's base salary to $380,000, an 8.6% increase. Based upon the reports of two outside executive compensation consulting firms, the Compensation Committee determined that this increase would move Mr. Daniel's annual salary toward the market median of Chief Executive Officers of comparable organizations. His base salary for 1993 was approximately 5% under the average 1992 base salaries of the Chief Executive Officers of other group companies included below on The Stock Performance Graph.

     Mr. Daniel's bonus Award of $60,000 for 1993 was determined in accordance with the Management Incentive Plan of the Company based upon 1993 earnings which were in excess of the minimum Return on Capital requirement.

     In 1992, Mr. Daniel was awarded 1,800 shares of restricted stock under the Long-Term Incentive Plan for performance during the three-year period ended December 31, 1991. These shares were awarded in accordance with the Qualitative part of the Plan since he met certain Corporate objectives designed to provide for future growth of the Company. No shares were awarded to Mr. Daniel under the Quantitative component of the Plan since the Corporate Return on Shareholders' Equity Objective was not achieved. One-half of the shares were earned as of January 1, 1993 and the other half as of January 1, 1994. During the Earn-out Period, Mr. Daniel receives all dividends paid on these shares. Mr. Daniel received the stock option grants in 1993 indicated on the above table entitled "Stock Option Grants 1993".

                                    PENSIONS

     The Company maintains the Handy & Harman Pension Plan, a defined benefit pension plan, which provides benefits generally to all salaried employees. The annual benefit for each participant that retires at Normal Retirement Age (age
65) with at least 25 years of service is equal to 50% of career average pay minus $1,125. A proportionately reduced benefit is provided for retirement at age 65 with less than 25 years of service. The formula is applied to earnings averaged over the period from January 1, 1993 to retirement, with a minimum of 5 years of earnings included in the average. This definition of Average Earnings was adopted in 1992. Prior to the Amendment, the benefit was based on the highest consecutive five years of earnings. Plan benefits accrued prior to October 31, 1992 are subject to annual Cost of Living Adjustments up to a maximum of 4% per year.

     Career Average Pay only includes salary, not bonuses or other incentive compensation. The Company maintains the Supplemental Executive Retirement Plan ("SERP") to provide Corporate Officers the amount of reduction in their formula pension benefits under the Handy & Harman Pension Plan on account of the limitation on pay under Section 401(a)(17) of the Internal Revenue Code (which for 1994 is $150,000), and the limitation on benefits under Section 415 of the Internal Revenue Code (which for 1994 is $118,800). The SERP also applies the Handy & Harman Pension Plan formula to the Career Average Pay after including fifty percent of the amounts received under the Company's Management Incentive Plan. Amounts received under the SERP are not subject to Cost of Living increases.

     The following Table shows the projected Annual Retirement Benefits payable on a 10 year certain and for life thereafter basis to each of the individuals listed in the Summary Compensation Table at age 65 assuming continuation of employment to age 65. The amounts shown under Salary reflect the current rate of salary as plan compensation for Messrs. Daniel, Grzelecki, McElya, Thompson and Dixon of $380,000, $325,000, $165,000, $168,000 and $147,000 respectively, and include the benefits payable under both the Handy & Harman Pension Plan and the SERP. The amount of benefits shown under Bonus would be payable under the SERP and assumes continuation of the amount of Bonus for 1993 shown in the Summary Compensation Table.

                           EXECUTIVE PENSION BENEFITS

                                                                     ANNUAL RETIREMENT BENEFITS FROM:
                         NORMAL RETIREMENT                          ----------------------------------
         NAME               DATE (NRD)          SERVICE AT NRD       SALARY       BONUS        TOTAL
- -----------------------  -----------------     -----------------    ---------    --------    ---------
R. N. Daniel...........  October 1, 2000       29 yrs.               $187,000     $15,469     $202,469
F. E. Grzelecki........  July 1, 2002          13 yrs.                 83,265       7,605       90,870
J. S. McElya...........  September 1, 2012     38 yrs. 7 mos.          80,900       7,850       88,750
R. M. Thompson.........  July 1, 1997          38 yrs. 4 mos.          82,275       4,400       86,675
P. E. Dixon............  September 1, 2009     16 yrs. 10 mos.         48,591       5,050       53,641

     During 1992 the Company entered into an individual retirement agreement with Mr. Grzelecki which provides an additional retirement benefit commencing on July 1, 1997, or his later retirement from the Company. If Mr. Grzelecki leaves the Company he will continue to receive Medical Benefits equivalent to those received by other Officers until he becomes eligible for Medicare. Thereafter he will receive normal retiree Medical Benefits. The amount of monthly pension vested as of June 30, 1993 was $2,000, which increases by an additional $1,000 each subsequent June 30 during his continued employment up to a maximum of $6,000 per month. The pension will be paid on a 10 year certain and for life thereafter basis. The Company has purchased an annuity policy to provide a reserve for payment of its obligation of the $2,000 per month pension accrued at June 30, 1993, although the Company continues to be liable for payments under the agreement.

                           COMPENSATION OF DIRECTORS

     Each Director of the Company, other than each Officer who was also a Director, was compensated quarterly for all services as a Director including regular Board attendance at the rate of $20,400 per annum, which rate has been in effect since May 1, 1989. No extra amount is payable for Committee participation or special assignment.

     The Company carries insurance providing indemnification, under certain circumstances, to all the Directors and Officers of the Company for claims against them by reason of, among other things, any act or failure to act in their capacities as Directors or Officers. The current annual premium is $285,000, all of which is paid by the Company. No sums have been paid to any past or present Director or Officer of the Company under this or any prior indemnification insurance policy.

     The Handy & Harman Outside Director Stock Option Plan (the "Directors Plan") which was approved by the shareholders in 1990, provides for the granting of options to each non-employee member of the Company's Board of Directors. The purpose of the Directors Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by enabling the Company to attract and retain the services of outstanding individuals as Directors whose judgement, interest and special effort is essential to the successful conduct of the Company's business and affairs.

     The Directors Plan provides for the granting of options to Directors of the Company (who are not employees of the Company) to acquire an aggregate of 100,000 shares of Common Stock of the Company. The Directors Plan provides that annual grants of options are to be made on the first business day of each year to purchase an amount of shares determined by dividing fifty percent of the annual outside Directors retainer fee by the fair market value of a share of Common Stock on the date of grant. The options are exercisable for 10 years after the date of grant. The exercise price is one dollar per share and upon exercise payment must be made in full in cash or cash equivalents. No options may be granted after September 28, 1999. See footnote (6) to the table following the list of nominees for Directors under the caption "Election of Directors" above.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

     In 1986, the Company entered into agreements with each of its Officers, including Messrs. Daniel and Thompson, and with Mr. Grzelecki in 1989 and Mr. McElya in 1992, which agreements provide, in general, that if, after a change in control (as defined in the agreements) of the Company, the Officer's position, duties, responsibilities, status with the Company, base salary, employee benefits or location are changed in a manner materially adverse to that Officer's interest, then he may designate such change as an event which "triggers" a 3-year period of guaranteed employment of the Officer by the Company. In December, 1988, the Board authorized amendments to these agreements to (i) conform the definition of "change in control" to the broader definition contained in the Company's employee benefit Plans and (ii) provide that the Company would reimburse the Officers for any excise tax (and any income and excise tax due with respect to such reimbursement) imposed on payments made to such Officers in connection with a "Change-In-Control" of the Company pursuant to Section 280 G of the Internal Revenue Code of 1986, as amended. The Company also has a separate agreement with Mr. Grzelecki providing that, subject to certain conditions, in the event his employment by the Company should end before June 30, 1995, he would be entitled to severance rights of full salary for one year plus full benefits for the same period of time.

     In 1989, the Company entered into an agreement with Mr. Daniel which replaced the one entered into with him and the other Corporate Officers of the Company in 1986 (the "Daniel Agreement"). The Daniel Agreement provided for a 3-year period of employment commencing on May 1, 1989 which may be extended each May 1 for an additional year. The Daniel Agreement was extended in 1993 for an additional year. If not so extended, the Daniel Agreement terminates at the end of its then current term. On May 1, 1993, the Board set Mr. Daniel's base salary at $380,000 per annum and this amount may be increased at the discretion of the Board. He is also entitled to participate in Company Benefit Plans, including the Management Incentive Plan, the 1988 Long-Term Incentive Plan and the Long-Term Incentive Stock Option Plan. If the Company should terminate the Daniel Agreement other than for cause (as defined therein) or Mr. Daniel should terminate it for good reason (as defined therein), the Company is obligated to pay Mr. Daniel a lump sum amount equal to the Base Salary he would receive to the end of the then current employment period plus an amount equal to the Management Incentive Plan payment he last received times the remaining years of the employment period or portions thereof. He also would become entitled to additional pension benefits under the Handy & Harman Pension Plan. In May 1993 the Daniel Agreement was amended to provide that the Company would continue to provide Medical Benefits equivalent to those received by other Officers of the Company through the year he reaches his 65th birthday. Thereafter he will receive normal retiree Medical Benefits.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return to the cumulative total return of the Standard & Poor's 500 Stock Index and a peer industry group of companies. The Company is classified in the "Metal Fabricating" industry by The Value Line Investment Survey and in the "Precious Metals" industry group by Dow Jones. The Company has selected as its peer industry the composite of the Companies in The Value Line and Dow Jones groupings.

                               PERFORMANCE CHART

      MEASUREMENT PERIOD            HANDY &
    (FISCAL YEAR COVERED)           HARMAN          S&P 500       PEER GROUP
1988                                     100.0           100.0           100.0
1989                                      96.9           129.4           121.1
1990                                      84.8           128.6           108.7
1991                                      74.6           167.7           120.6
1992                                      95.6           177.2           115.8
1993                                     100.2           193.2           166.3

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board has appointed the firm of KPMG Peat Marwick as the independent auditors of the Company for 1994. KPMG Peat Marwick and its predecessors have served as the Company's auditors for a number of years. KPMG Peat Marwick has advised the Company that no member of the firm has any direct or material indirect financial interest in, or any connection with, the Company or its subsidiaries, other than as independent auditors. A representative of KPMG Peat Marwick is expected to be present at the Meeting with an opportunity to make a statement if he desires to do so, and to be available to respond to appropriate questions.

     A majority of the votes cast at the Meeting is required to approve the selection of auditors. If the shareholders do not ratify the appointment of KPMG Peat Marwick as independent auditors, the Board will consider selection of another accounting firm.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK.
                                 OTHER BUSINESS

     Management knows of no other business which will be presented for consideration at the Meeting. However, if any other business is properly brought before the Meeting or any adjournment thereof, the persons appointed as Proxy Agents in the accompanying Proxy will vote thereon in accordance with their best judgement.

SHAREHOLDER PROPOSALS

     Shareholders intending to nominate director candidates for election at the 1995 Annual Meeting or to bring any other matter before the 1995 Annual Meeting must deliver written notice, including specified information, to the Secretary of the Company not less than 50 days nor more than 75 days prior to the 1995 Annual Meeting, provided that if less than 65 days' notice or prior public disclosure of the date of the 1995 Annual Meeting is given or made to shareholders, shareholders must deliver written notice to the Secretary not later than the close of business on the 15th day following the day on which such notice of the date of the 1995 Annual Meeting was mailed or such public disclosure was made. Any matter proposed to be brought before the 1995 Annual Meeting must be timely noticed to the Company as discussed above.

     In addition, proposals by shareholders which are intended to be considered for inclusion in the Company's proxy statement and proxy card for the 1995 Annual Meeting must be received by the Secretary of the Company in writing not later than December 1, 1994. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

SOLICITATION OF PROXIES

     The Company will bear the cost of soliciting Proxies for the Meeting. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York to assist it in the solicitation of proxies from brokers, banks and other institutional holders. It is estimated that the fees for the services of that firm will be $9,000, and the Company will also reimburse that firm for its reasonable out-of-pocket expenses incurred in connection with providing the services. In addition to solicitation by mail and by Georgeson & Company Inc., the Proxies may be solicited by Officers and regular employees of the Company personally or by telephone, telecopier or telegraph. The Company will reimburse banks, brokers and other nominees, custodians and fiduciaries for their reasonable direct and indirect expenses incurred in forwarding proxy material to beneficial owners and seeking authorization for the execution of Proxies.

           PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                          By order of the Board of Directors,

                                          PAUL E. DIXON
                                          Secretary

Dated:  March 30, 1994

                                  10-K REPORT
    Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, but without Exhibits, as filed with the Securities and Exchange Commission, for the fiscal year ended December 31, 1993. Copies of the Exhibits will be furnished at the Company's cost for the reproduction, postage and handling thereof. Letters requesting the 10-K Report should be addressed to the Corporate Secretary, Handy & Harman, 250 Park Avenue, New York, N.Y. 10177.

PROXY

                                HANDY & HARMAN

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR ANNUAL MEETING MAY 10, 1994

The undersigned, revoking all prior proxies, hereby appoints Richard N. Daniel, Lawrence M. Woods and Gouverneur M. Nichols, or any of them acting in the absence of the others, with full power of substitution, the true and lawful proxy agents of the undersigned, to attend the 1994 Annual Meeting of Shareholders of HANDY & HARMAN called to be held at 11:00 A.M., on May 10, 1994 and any adjournments thereof and thereat to vote the shares of stock of said Company standing in the name of the undersigned with all the powers the undersigned would process if personally present at said Meeting, all in accordance with and as more fully described in the Proxy Statement for said Meeting.

Election of Directors, Nominees:

C.A. Abramson, R.E. Cornelia,
R.N. Daniel, G.G. Garbacz
F.E. Grzelecki, G.M. Nichols,
H.P. Sotos, L.M. Woods

Comments (change of Address)
____________________________
____________________________
____________________________
____________________________
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY AGENTS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

SEE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MATTER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

/X/ PLEASE MARK YOUR VOTES AS THIS

_______________________
        COMMON
_______________________
 DIVIDEND REINVESTMENT
_______________________
         401K

The Board of Directors recommends a vote FOR proposal 2.

1. Election of Directors (see reverse)

    FOR   WITHHELD
    / /     / /

   For, except vote withheld from the following nominee(s):

_____________________________________


2. Ratification of the appointment of KPMG Peat Marwick as auditors.

FOR        AGAINST       ABSTAIN
/ /         / /           / /

3. In their discretion, upon such other business as may properly come before the Meeting.

/ / Change of Address/Comments on Reverse Side.

Receipt of the 1993 Annual Report to Shareholders and the Notice of Meeting and Proxy Statement with respect to the aforesaid Meeting is hereby acknowledged.

Signature(s)______________________________________      Date_______________,1994
NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.